Exhibit 99.1

Janover Inc. Announces Pricing of $5.65 Million Initial Public Offering
and Nasdaq Listing

Boca Raton, FL – July 24, 2023 – Janover Inc. (Nasdaq: JNVR) (“Janover” or the “Company”), a B2B fintech marketplace connecting commercial property borrowers and lenders with a human touch, today announced the pricing of its initial public offering of 1,412,500 shares of common stock at a public offering price of $4.00 per share for aggregate gross proceeds of approximately $5.65 million, prior to deducting underwriting discounts, commissions, and other offering expenses.

In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 211,875 shares of common stock at the initial public offering price, less underwriting discounts and commissions to cover over-allotments, if any. The offering is expected to close on July 27, 2023, subject to customary closing conditions.

In connection with the offering, Janover has received approval to list its shares of common stock on the Nasdaq Capital Market, with the shares expected to begin trading on July 25, 2023 under the symbol “JNVR”.

Janover expects to use the net proceeds from the offering primarily to fund the development of new products and improvements to existing products; expand sales and marketing capabilities; and for general corporate purposes, including capital expenditures and working capital.

Spartan Capital Securities, LLC and R.F. Lafferty & Co., Inc. are acting as joint book-running managers for the offering.

A registration statement on Form S-1, as amended (File No. 333-267907), was filed with the Securities and Exchange Commission (“SEC”) and was declared effective by the SEC on July 24, 2023. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website at www.sec.gov. Electronic copies of the final prospectus relating to this offering, when available, may be obtained from Spartan Capital Securities, LLC, 45 Broadway, New York, NY 10006, or by telephone at (877) 772-7818.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Janover Inc.

Janover is a B2B fintech marketplace connecting commercial property borrowers and lenders with a human touch. The Company seeks to revolutionize the commercial real estate lending market by making it hyper-efficient, transparent, and accessible to all rather than the few. Through the Company’s online platform, it provides technology that connects commercial mortgage borrowers looking for capital to refinance, build, or purchase commercial property, including, but not limited to, apartment buildings, to commercial property lenders. Borrowers include, but are not limited to, owners, operators, and developers of commercial real estate including multifamily properties and most recently, a growing segment of small business owners, which Janover believes represents a significant growth opportunity. Lenders include small banks, credit unions, REITs, Fannie Mae® and Freddie Mac® multifamily lenders, FHA® multifamily lenders, debt funds, CMBS lenders, SBA lenders, and more. Additional information about the Company is available at: https://janover.co/.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations. These forward-looking statements include, without limitation, references to the Company’s expectations regarding the closing of the public offering and its anticipated use of net proceeds from the offering. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to the satisfaction of customary closing conditions related to the public offering, or factors that result in changes to the Company's anticipated use of proceeds. These and other risks and uncertainties are described more fully in the section captioned "Risk Factors" in the Company’s Registration Statement on Form S-1 related to the public offering (SEC File No. File No. 333-267907). Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Contact:

Crescendo Communications, LLC

Tel: 212-671-1020

Email: jnvr@crescendo-ir.com